Consent of Independent Accountants



We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 28, 1998, relating to the Statement of Assets and Liabilities of The Sports Funds Trust - The Motorsports Associated Growth & Income Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in such Statement of Additional Information.



PRICE WATERHOUSE LLP
Philadelphia, PA
May 28, 1998